As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	27-0383995
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(866) 410-8780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George A. Koeck, Esq.

General Counsel and Corporate Secretary

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(866) 410-8780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares ($5 par value)	1,500,000 shares	$21.45	$32,175,000	$3,688

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional shares that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Shares on May 7, 2012, as reported on the NASDAQ Global Select Market.

PROSPECTUS

Automatic Dividend Reinvestment and Share Purchase Plan

Common Shares ($5 par value)

Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan provides the corporation’s common and preferred shareholders, residents of the States of Arizona, Florida, Minnesota, North Dakota, South Dakota and Texas (defined in this prospectus as “qualifying residents”), and retail customers of Otter Tail Power Company with a convenient method of purchasing Otter Tail common shares, $5 par value, without paying any brokerage fees or service charges. Current record holders of common and preferred shares can purchase additional common shares by reinvesting all or a portion of their dividends and/or making optional cash investments. Qualifying residents and customers of Otter Tail Power Company who are not Otter Tail Corporation shareholders can purchase common shares and thereafter participate in the plan by enrolling with a minimum initial investment of $250 (for qualifying residents) or $100 (for customers of Otter Tail Power Company). Individuals who are not Otter Tail Corporation shareholders, qualifying residents or customers of Otter Tail Power Company may participate in the plan only after becoming a shareholder of record by purchasing common or preferred shares through an independent broker.

The shares purchased under the plan may be new issue common shares or common shares purchased on the open market. New issue common shares will be purchased from the corporation at the current market price of common shares as determined by the corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported on the NASDAQ Global Select Market. The price of common shares purchased on the open market will be the weighted average price per share at which shares are purchased on the open market for the relevant period.

Otter Tail Corporation is offering a total of 1,500,000 common shares under the plan.

Otter Tail Corporation’s common shares are traded on the NASDAQ Global Select Market under the symbol “OTTR.”

Otter Tail Corporation’s principal executive offices are located at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496 and 4334 18th Avenue SW, Suite 200, P.O. Box 9156, Fargo, North Dakota 58106-9156. Otter Tail Corporation’s telephone number for shareholder inquiries is 800-664-1259. Inquiries may also be sent by electronic mail at sharesvc@ottertail.com.

Investing in Otter Tail Corporation’s common shares involves risks. See “Risk factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. Otter Tail Corporation has not authorized anyone to provide you with different information. Otter Tail Corporation is not offering to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Otter Tail Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

Where you can find more information

Otter Tail Corporation files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These SEC filings are available to the public through the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Otter Tail Corporation files with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information about its public reference facilities and their copy charges.

The SEC allows Otter Tail Corporation to incorporate by reference the information Otter Tail Corporation files with them. This allows Otter Tail Corporation to disclose important information to you by referencing those filed documents. Otter Tail Corporation has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	Current Reports on Form 8-K filed on January 6, 2012, January 9, 2012, March 20, 2012 and April 19, 2012; and

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The description of Otter Tail Corporation’s common shares contained in any registration statement or report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Otter Tail Corporation also is incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed. The most recent information that Otter Tail Corporation files with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning:

Otter Tail Corporation Shareholder Services Department 215 South Cascade Street, Box 496 Fergus Falls, Minnesota 56538-0496 (800) 664-1259 (toll free) (218) 739-8479 (locally)

You should rely only on the information contained or incorporated by reference in this prospectus. Otter Tail Corporation has not authorized anyone to provide you with different information. Otter Tail Corporation is not offering to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Otter Tail Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

About Otter Tail Corporation

Otter Tail Corporation and its subsidiaries conduct business primarily in the United States, Canada and Mexico. The businesses of the corporation have been classified into five segments to be consistent with the corporation’s business strategy and the reporting and review process used by the corporation’s chief operating decision makers: Electric, Wind Energy, Manufacturing, Construction and Plastics.

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Electric includes the production, transmission, distribution and sale of electric energy in Minnesota, North Dakota and South Dakota by Otter Tail Power Company (“OTP”). In addition, OTP is an active wholesale participant in the Midwest Independent Transmission System Operator (“MISO”) markets. OTP’s operations have been the corporation’s primary business since 1907. Additionally, the electric segment also includes Otter Tail Energy Services Company (“OTESCO”), which provides technical and engineering services.

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Wind Energy consists of a steel fabrication company primarily involved in the production of wind towers sold in the United States and Canada, with manufacturing facilities in North Dakota, Oklahoma and an idled plant in Fort Erie, Ontario, Canada.

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Manufacturing consists of businesses in the following manufacturing activities: contract machining, metal parts stamping and fabrication, and production of waterfront equipment, material and handling trays and horticultural containers. These businesses have manufacturing facilities in Florida, Illinois and Minnesota and sell products primarily in the United States.

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Construction consists of businesses involved in residential, commercial and industrial electric contracting and construction of fiber optic and electric distribution systems, water, wastewater and HVAC systems primarily in the central United States.

•	Plastics consists of businesses producing polyvinyl chloride (“PVC”) pipe in the upper Midwest and Southwest regions of the United States.

OTP and OTESCO are wholly owned subsidiaries of Otter Tail Corporation. All of the corporation’s other businesses are owned by its wholly owned subsidiary, Varistar Corporation.

Otter Tail Corporation was incorporated in June 2009 under the laws of the State of Minnesota in connection with Otter Tail Corporation’s holding company reorganization on July 1, 2009. As a result of the reorganization, OTP, which had previously been operated as a division of Otter Tail Corporation, became a wholly owned subsidiary of the new parent holding company named Otter Tail Corporation. References in this prospectus to “Otter Tail” and the “corporation” refer to Otter Tail Corporation including its consolidated subsidiaries unless otherwise indicated or the context otherwise requires.

Risk factors

An investment in Otter Tail Corporation’s common shares involves risks. You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus before making an investment decision with respect to Otter Tail Corporation’s common shares. Additional risks not presently known to the corporation or that the corporation currently deems immaterial may also impair the corporation’s business operations.

Risks Related to the Business

General

Federal and state environmental regulation could require Otter Tail Corporation to incur substantial capital expenditures and increased operating costs.

Otter Tail Corporation is subject to federal, state and local environmental laws and regulations relating to air quality, water quality, waste management, natural resources and health safety. These laws and regulations regulate the modification and operation of existing facilities, the construction and operation of new facilities and the proper storage, handling, cleanup and disposal of hazardous waste and toxic substances. Compliance with these legal requirements requires Otter Tail Corporation to commit significant resources and funds toward environmental monitoring, installation and operation of pollution control equipment, payment of emission fees and securing environmental permits. Obtaining environmental permits can entail significant expense and cause substantial construction delays. Failure to comply with environmental laws and regulations, even if caused by factors beyond the corporation’s control, may result in civil or criminal liabilities, penalties and fines.

Existing environmental laws or regulations may be revised and new laws or regulations may be adopted or become applicable to Otter Tail Corporation. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material effect on the corporation’s results of operations.

Volatile financial markets and changes in Otter Tail Corporation’s debt ratings could restrict the corporation’s ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

Otter Tail Corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is unable to access capital at competitive rates, its ability to implement its business plans may be adversely affected. Market disruptions or a downgrade of the corporation’s credit ratings may increase the cost of borrowing or adversely affect Otter Tail Corporation’s ability to access one or more financial markets.

Disruptions, uncertainty or volatility in the financial markets can also adversely impact Otter Tail Corporation’s results of operations, the ability of customers to finance purchases of goods and services, and the corporation’s financial condition, as well as exert downward pressure on stock prices and/or limit the corporation’s ability to sustain its current common stock dividend level.

Changes in the U.S. capital markets could also have significant effects on Otter Tail Corporation’s pension plan. The corporation’s pension income or expense is affected by factors including the market performance of the assets in the master pension trust maintained for the pension plan for some of its employees, the weighted average asset allocation and long-term rate of return of its pension plan assets, the discount rate used to determine the service and interest cost components of its net periodic pension cost and assumed rates of increase in its employees’ future compensation. If the corporation’s pension plan assets do not achieve positive rates of return, or if the corporation’s estimates and assumed rates are not accurate, Otter Tail Corporation’s earnings may decrease because net periodic pension costs would rise and the corporation could be required to provide additional funds to cover its obligations to employees under the pension plan.

Otter Tail Corporation made a discretionary contribution to its defined benefit pension plan of $10.0 million in January 2012. It could be required to contribute additional capital to the pension plan in future years if the market value of the corporation’s pension plan assets significantly declines in the future, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

Otter Tail Corporation had approximately $39.4 million of goodwill recorded on its consolidated balance sheet as of December 31, 2011. The corporation has recorded goodwill for businesses in each of its business segments except electric. If the corporation makes changes in its business strategy or if market or other conditions adversely affect operations in any of these businesses, the corporation may be forced to record an impairment charge, which would lead to decreased assets and a reduction in net operating performance. Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate impairment may have occurred. If the testing performed indicates that impairment has occurred, the corporation is required to record an impairment charge for the difference between the carrying amount of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires Otter Tail Corporation to make significant estimates about the corporation’s future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations, future business operating performance, changes in competition or changes in technologies. Any changes in key assumptions, or actual performance compared with key assumptions, about the corporation’s business and its future prospects or other assumptions could affect the fair value of one or more business segments, which may result in an impairment charge.

A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect the corporation’s results of operations and financial position, as well as financing agreement covenants.

The inability of Otter Tail Corporation’s subsidiaries to provide sufficient earnings and cash flows to allow it to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

Otter Tail Corporation is a holding company with no significant operations of its own. The primary source of funds for payment of the corporation’s financial obligations and dividends to its shareholders is from cash provided by its subsidiary companies. Otter Tail Corporation’s ability to meet its financial obligations and pay dividends on its common stock principally depends on the actual and projected earnings, cash flows, capital requirements and general financial position of its subsidiary companies, as well as regulatory factors, financial covenants, general business conditions and other matters. Under the corporation’s $200 million revolving credit agreement it may not permit the ratio of its Interest-bearing Debt to Total Capitalization to be greater than 0.60 to 1.00. While this restriction is not expected to affect the corporation’s ability to pay dividends at the current level in the foreseeable future, there is no assurance that adverse financial results would not reduce or eliminate its ability to pay dividends. Otter Tail Corporation’s dividend payout ratio has exceeded its earnings in each of the last four years.

Economic conditions could negatively impact Otter Tail Corporation’s businesses.

Otter Tail Corporation’s businesses are affected by local, national and worldwide economic conditions. Tightening of credit in financial markets could adversely affect the ability of customers to finance purchases of the corporation’s goods and services, resulting in decreased orders, cancelled or deferred orders, slower payment cycles, and increased bad debt and customer bankruptcies. The corporation’s businesses may also be adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending. A decline in the level of economic activity and uncertainty regarding energy and commodity prices could adversely affect the corporation’s results of operations and its future growth.

If Otter Tail Corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

Otter Tail Corporation expects much of its growth in the next few years will come from major capital investment at existing companies. To achieve the organic growth the corporation expects, it will have to have access to the capital markets, be successful with capital expansion programs related to organic growth, develop new products and services, expand its markets and increase efficiencies in its businesses. Competitive and economic factors could adversely affect the corporation’s ability to do this. If it is unable to achieve and sustain consistent organic growth, it will be less likely to meet its revenue growth targets, which, together with any resulting impact on the corporation’s net income growth, may adversely affect the market price of its common shares.

The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

As part of the corporation’s business strategy, it intends to increase capital expenditures in its existing businesses and realign its mix of diversified businesses through strategic acquisitions or dispositions. There are risks associated with capital expenditures including not being granted timely or full recovery of rate base additions in the corporation’s regulated utility business and the inability to recover the cost of capital additions due to an economic downturn, lack of markets for new products, competition from producers of lower cost or alternative products, product defects or loss of customers. Otter Tail Corporation may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate acquisitions. Future acquisitions could involve numerous risks including: difficulties in integrating the operations, services, products and personnel of the acquired business; and the potential loss of key employees, customers and suppliers of the acquired business. If the corporation is unable to successfully manage these risks, it could face reductions in net income in future periods.

Otter Tail Corporation may, from time to time, sell one or more of the corporation’s nonelectric businesses to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any business sold.

As part of Otter Tail Corporation’s business strategy, it intends to realign its business portfolio by divesting of some of its nonelectric businesses and building the corporation’s electric utility’s earnings base in order to lower its overall risk. A loss on the sale of a business would be recognized if a company is sold for less than its book value.

Otter Tail Corporation’s plans to grow and operate its nonelectric businesses could be limited by state law.

The corporation’s plans to grow and operate its nonelectric businesses could be adversely affected by legislation in one or more states that may attempt to limit the amount or level of diversification permitted in a holding company structure that includes a regulated utility company or affiliated nonelectric companies.

The corporation enters into production and construction contracts, including contracts for new product designs, which could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

DMI Industries, Inc. (“DMI”), ShoreMaster, Inc. and the corporation’s construction companies frequently provide products and services pursuant to fixed-price contracts. Revenues recognized on jobs in progress under fixed-price contracts were $608 million at December 31, 2011 and $491 million at December 31, 2010. Under those contracts, the corporation agrees to perform the contract for a fixed price and, as a result, can improve its expected profit by superior contract performance, productivity, worker safety and other factors resulting in cost savings. However, the corporation could incur cost overruns above the approved contract price, which may not be recoverable.

Fixed-price contract prices are established based largely on estimates and assumptions relating to project scope and specifications, personnel and material needs. These estimates and assumptions may prove inaccurate or conditions may change due to factors out of the corporation’s control, resulting in cost overruns, which it may be required to absorb and that could have a material adverse effect on its business, financial condition and results of its operations. In addition, the corporation’s profits from these contracts could decrease and it could experience losses if it incurs difficulties in performing the contracts or is unable to secure fixed-pricing commitments from its manufacturers, suppliers and subcontractors at the time it enters into fixed-price contracts with its customers.

Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect Otter Tail Corporation’s results of operations and financial condition.

Depending on the specific product or service, Otter Tail Corporation provides certain warranty terms against manufacturing defects and certain materials. The corporation reserves for warranty claims based on industry experience and estimates made by management. For some of its products, it has limited history to base its warranty estimate on. The corporation’s assumptions could be materially different from any actual claim and could exceed reserve balances.

Expenses associated with remediation activities in the wind energy segment could be substantial. The potential exists for multiple claims based on one defect repeated throughout the production process or for claims where the cost to repair or replace the defective part is highly disproportionate to the original cost of the part. If the corporation is required to cover remediation expenses in addition to its regular warranty coverage, it could be required to accrue additional expenses and experience additional unplanned cash expenditures which could adversely affect the corporation’s consolidated results of operations and financial condition.

Otter Tail Corporation is subject to risks associated with energy markets.

Otter Tail Corporation’s businesses are subject to the risks associated with energy markets, including market supply and increasing energy prices. If the corporation is faced with shortages in market supply, it may be unable to fulfill its contractual obligations to its retail, wholesale and other customers at previously anticipated costs. This could force the corporation to obtain alternative energy or fuel supplies at higher costs or suffer increased liability for unfulfilled contractual obligations. Any significantly higher than expected energy or fuel costs would negatively affect the corporation’s financial performance.

Otter Tail Corporation is subject to risks and uncertainties related to the timing of recovery of deferred tax assets which could have a negative impact on its net income in future periods.

If taxable income is not generated in future periods in certain tax jurisdictions, the recovery of deferred taxes related to accumulated tax benefits may be delayed and the corporation may be required to record a reserve related to the uncertainty of the timing of recovery of deferred tax assets related to accumulated taxable losses in those tax jurisdictions. This would have a negative impact on the corporation’s net income in the period the reserve is recorded.

Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

Certain of the corporation’s operating companies sell products to consumers that could be subject to recall due to product defect or other safety concerns. If such a recall were to occur, it could have a negative impact on the corporation’s consolidated results of operations and financial position.

A significant failure or an inability to properly bid or perform on projects by Otter Tail Corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

The profitability and success of the corporation’s wind energy, construction or manufacturing companies requires it to identify, estimate and timely bid on profitable projects. The quantity and quality of projects up for bids at any time is uncertain. Additionally, once a project is awarded, the corporation must be able to perform within cost estimates that were set when the bid was submitted and accepted. A significant failure or an inability to properly bid or perform on projects could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

Otter Tail Corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect the corporation’s business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

The efficient operation of Otter Tail Corporation’s business is dependent on computer hardware and software systems. Information systems are vulnerable to security breach by computer hackers and cyber terrorists. Otter Tail Corporation relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or failure of these systems to perform as anticipated for any reason could disrupt the corporation’s business and could result in decreased performance and increased overhead costs, causing its business and results of operations to suffer. Any significant interruption or failure of Otter Tail Corporation’s information systems or any significant breach of security could adversely affect its business and results of operations.

Electric

Otter Tail Corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause the corporation’s financial results to fluctuate and could impair its ability to make distributions to shareholders or scheduled payments on its debt obligations.

A number of factors, many of which are beyond Otter Tail Corporation’s control, may contribute to fluctuations in the corporation’s revenues and expenses from electric operations, causing its net income to fluctuate from period to period. These risks include fluctuations in the volume and price of sales of electricity to customers or other utilities, which may be affected by factors such as mergers and acquisitions of other utilities, geographic location of other utilities, transmission costs (including increased costs related to operations of regional transmission organizations), changes in the manner in which wholesale power is sold and purchased, unplanned interruptions at OTP’s generating plants, the effects of regulation and legislation, demographic changes in OTP’s customer base and changes in OTP’s customer demand or load growth. Electric wholesale margins have been significantly and adversely affected by increased efficiencies in the MISO market. Electric wholesale trading margins could also be adversely affected by losses due to trading activities. Other risks include weather conditions or changes in weather patterns (including severe weather that could result in damage to OTP’s assets), fuel and purchased power costs and the rate of economic growth or decline in OTP’s service areas. A decrease in revenues or an increase in expenses related to the corporation’s electric operations may reduce the amount of funds available for its existing and future businesses, which could result in increased financing requirements, impair its ability to make expected distributions to shareholders or impair its ability to make scheduled payments on its debt obligations.

Actions by the regulators of Otter Tail Corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

Otter Tail Corporation is subject to federal and state legislation, government regulations and regulatory actions that may have a negative impact on its business and results of operations. The electric rates that OTP is allowed to charge for its electric services are one of the most important items influencing the corporation’s financial position, results of operations and liquidity. The rates that OTP charges its electric customers are subject to review and determination by state public utility commissions in Minnesota, North Dakota and South Dakota. OTP is also regulated by the Federal Energy Regulatory Commission. An adverse decision by one or more regulatory commissions concerning the level or method of determining electric utility rates, the authorized returns on equity, implementation of enforceable federal reliability standards or other regulatory matters, permitted business activities (such as ownership or operation of nonelectric businesses) or any prolonged delay in rendering a decision in a rate or other proceeding (including with respect to the recovery of capital expenditures in rates) could result in lower revenues and net income.

Depending on the outcome of the challenges at the 7th Circuit U.S. Court of Appeals, OTP could be required to absorb a disproportionate share of costs for transmission investments if the MISO Multi-Value Project cost allocation changes. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to OTP’s retail electric customers.

OTP’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Operation of electric generating facilities involves risks which can adversely affect energy output and efficiency levels. Most of OTP’s generating capacity is coal-fired. OTP relies on a limited number of suppliers of coal, making it vulnerable to increased prices for fuel as existing contracts expire or in the event of unanticipated interruptions in fuel supply. OTP is a captive rail shipper of the BNSF Railway for shipments of coal to its Big Stone and Hoot Lake plants, making it vulnerable to increased prices for coal transportation from a sole supplier. Higher fuel prices result in higher electric rates for OTP’s retail customers through fuel clause adjustments and could make it less competitive in wholesale electric markets. Operational risks also include facility shutdowns due to breakdown or failure of equipment or processes, labor disputes, operator error and catastrophic events such as fires, explosions, floods, intentional acts of destruction or other similar occurrences affecting OTP’s electric generating facilities. The loss of a major generating facility would require OTP to find other sources of supply, if available, and expose it to higher purchased power costs.

Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (“CO2”) emissions, could affect the corporation’s operating costs and the costs of supplying electricity to its customers.

Existing or new laws or regulations passed or issued by federal or state authorities addressing climate change or reductions of greenhouse gas emissions, such as mandated levels of renewable generation, mandatory reductions in CO2 emission levels, taxes on CO2 emissions or cap and trade regimes, could require the corporation to incur significant new costs, which could negatively impact its net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where OTP provides service or through increased market prices for electricity. Debate continues in Congress on the direction and scope of U.S. policy on climate change and regulation of greenhouse gases (“GHGs”). Congress has considered but has not adopted GHG legislation which would require a reduction in GHG emissions and there is no legislation under active consideration at this time. The likelihood of any federal mandatory CO2 emissions reduction program being adopted by Congress in the near future, and the specific requirements of any such program, are uncertain. The U.S. Environmental Protection Agency (“EPA”) has begun to regulate GHG gas emissions under its “endangerment” finding. The EPA has adopted its first GHG emission control rules for motor vehicles and new source review of stationary sources of GHGs, which became applicable to motor vehicles and stationary sources, respectively, on January 2, 2011. The EPA has proposed standards of performance for CO2 emissions from certain new fossil fuel-fired power plants and is expected to adopt similar standards for refineries and existing power plants. Specific requirements of regulation under the Clean Air Act’s various programs, and thus their impact on OTP, are uncertain at this time.

Wind Energy

Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy segment.

Otter Tail Corporation’s wind energy segment is subject to risks associated with competition from foreign and domestic manufacturers, some of whom have greater distribution capabilities, greater capital resources and other capabilities that may place downward pressure on margins and profitability. The corporation’s wind tower manufacturer operates in a fixed price project environment where balancing workload to costs can create variation in margins that may not be recoverable from customers. If DMI is not able to recover cost increases from its customers, it could have a negative effect on profit margins and income from the corporation’s wind energy segment.

Prolonged periods of low utilization of DMI’s wind tower production plants, due to a continuing softening of demand for its product, could cause DMI to idle certain facilities. In the fourth quarter of 2011, the corporation idled its wind tower production plant in Fort Erie, Ontario. Should this softened demand for wind towers continue, these events may result in impairment charges on certain of DMI’s facilities if future cash flow estimates, based on information available to management at the time, indicate that the plants carrying values may not be recoverable or, if any plant assets are sold below their carrying values, significant losses may be incurred.

The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact Otter Tail Corporation’s results of operations and growth.

Otter Tail Corporation’s wind tower manufacturing business is focused on supplying towers to wind turbine manufacturers and owners and operators of wind energy generation facilities. The wind industry is dependent on federal tax incentives and state renewable portfolio standards and may not be economically viable absent such incentives.

The federal government provides economic incentives to the owners of wind energy facilities, including a federal production tax credit, an investment tax credit and a cash grant equal in value to the investment tax credit. These programs provide material incentives to develop wind energy generation facilities and thereby impact the demand for the corporation’s manufactured products and services. The Federal Production Tax Credit is currently scheduled to expire on December 31, 2012. The failure of Congress to extend or renew these incentives beyond their current expiration dates could significantly delay the development of wind energy generation facilities and the demand for wind turbines, towers, gearing and related components. Otter Tail Corporation cannot assure you that any extension or renewal of the production tax credit, investment tax credit or cash grant program will be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. Any delay or failure to extend or renew the federal production tax credit, investment tax credit or cash grant program in the future could have a material adverse impact on the corporation’s business, results of operations and future financial performance.

State renewable energy portfolio standards generally require or encourage state-regulated electric utilities to supply a certain proportion of electricity from renewable energy sources or devote a certain portion of their plant capacity to renewable energy generation. Currently, the majority of states and the District of Columbia have renewable energy portfolio standards in place and certain other states have voluntary utility commitments to supply a specific percentage of their electricity from renewable sources. Any changes to existing renewable energy portfolio standards, the enactment of renewable energy portfolio standards in additional states, or the enactment of a federal renewable energy portfolio may impact the demand for the corporation’s products. Otter Tail Corporation cannot assure you that government support for renewable energy will continue. The elimination of, or reduction in, state or federal government policies that support renewable energy could have a material adverse impact on its business, results of operations and future financial performance.

Otter Tail Corporation is substantially dependent on a few significant customers in its wind tower manufacturing business.

The wind turbine market in the United States is concentrated, with eight manufacturers controlling in excess of 97% of the market. In addition, the majority of revenues in the corporation’s wind tower manufacturing business have been highly concentrated with a limited number of customers. These customers were adversely affected by the downturn in the economy and the corporation has seen, and may continue to see, a decrease in order volume from such customers. Among other things, contractual disputes could lead to an overall decrease in such customer’s demand for the corporation’s products and services, difficulty in collecting amounts due for such products or services, or difficulty in collecting amounts due to one or more of the corporation’s subsidiaries that are not related to the dispute. A material change in payment terms for accounts receivable of a significant customer could have a material adverse effect on the corporation’s short-term cash flows. Otter Tail Corporation could also experience a reduction in demand if any of its customers determine to become more vertically integrated and produce its products internally. If the corporation’s relationship with any of its significant customers should change materially, it could be difficult for the corporation to immediately and profitably replace lost sales in a market with such concentration, which would materially adversely affect its results.

Manufacturing

Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

Otter Tail Corporation’s manufacturing businesses are subject to intense risks associated with competition from foreign and domestic manufacturers, many of whom have broader product lines, greater distribution capabilities, greater capital resources, larger marketing, research and development staffs and facilities and other capabilities that may place downward pressure on margins and profitability. The companies in the corporation’s manufacturing segment use a variety of raw materials in the products they manufacture, including steel, lumber, concrete, aluminum and resin. Costs for these items have increased significantly and may continue to increase. If the corporation’s manufacturing businesses are not able to pass on cost increases to their customers, it could have a negative effect on profit margins in its manufacturing segment.

Each of the corporation’s manufacturing companies has significant customers and concentrated sales to such customers. If the corporation’s relationships with significant customers should change materially, it would be difficult to immediately and profitably replace lost sales.

Plastics

Otter Tail Corporation’s plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for the corporation’s plastics business.

Otter Tail Corporation relies on a limited number of vendors to supply the PVC resin used in its plastics business. Two vendors accounted for approximately 97% of the corporation’s total purchases of PVC resin in 2011 and approximately 98% of the corporation’s total purchases of PVC resin in 2010. In addition, the supply of PVC resin may be limited primarily due to manufacturing capacity and the limited availability of raw material components. A majority of U.S. resin production plants are located in the Gulf Coast region, which may increase the risk of a shortage of resin in the event of a hurricane or other natural disaster in that region. The loss of a key vendor or any interruption or delay in the availability or supply of PVC resin could disrupt the corporation’s ability to deliver its plastic products, cause customers to cancel orders or require the corporation to incur additional expenses to obtain PVC resin from alternative sources, if such sources are available.

Otter Tail Corporation competes against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the corporation’s products from those of its competitors.

The plastic pipe industry is fragmented and competitive due to the number of producers and the fungible nature of the product. Otter Tail Corporation competes not only against other PVC pipe manufacturers, but also against ductile iron, steel, concrete and clay pipe manufacturers. Due to shipping costs, competition is usually regional instead of national in scope, and the principal areas of competition are a combination of price, service, warranty, and product performance. The corporation’s inability to compete effectively in each of these areas and to distinguish its plastic pipe products from competing products may adversely affect the financial performance of the corporation’s plastics business.

Reductions in PVC resin prices can negatively affect the corporation’s plastics business.

The PVC pipe industry is highly sensitive to commodity raw material pricing volatility. Historically, when resin prices are rising or stable, margins and sales volume have been higher and when resin prices are falling, sales volumes and margins have been lower. Reductions in PVC resin prices could negatively affect PVC pipe prices, profit margins on PVC pipe sales and the value of the corporation’s finished goods inventory.

Risks Related to Otter Tail Corporation’s Securities

Otter Tail Corporation’s Board of Directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of the corporation’s common shares.

Under Otter Tail Corporation’s articles of incorporation, its Board of Directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series. Therefore, the corporation’s Board of Directors may designate a new series of cumulative preferred shares or cumulative preference shares with the rights, preferences and privileges that the Board of Directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of cumulative preferred shares or cumulative preference shares could adversely affect the voting power, dividend, liquidation and other rights of holders of the corporation’s common shares and, possibly, any other class or series of stock that is then in existence.

The market price of Otter Tail Corporation’s common shares may be volatile.

The market price of Otter Tail Corporation’s common shares may fluctuate significantly in response to a number of factors, some of which may be beyond the corporation’s control. These factors include the perceived prospects or actual operating results of the corporation’s electric and nonelectric businesses; changes in estimates of the corporation’s operating results by analysts, investors or the corporation; the corporation’s actual operating results relative to such estimates or expectations; actions or announcements by the corporation or its competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of the corporation’s common shares for reasons unrelated to its operating performance.

Otter Tail Corporation’s charter documents and Minnesota law contain provisions that could delay or prevent an acquisition of the corporation, which could inhibit the ability of holders of the corporation’s common shares to receive a premium on their investment from a possible sale of the corporation.

Otter Tail Corporation’s charter documents contain provisions that may discourage third parties from seeking to acquire the corporation. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control of the corporation. Some of these provisions may discourage a future acquisition of the corporation even if shareholders would receive an attractive value for their shares or if a significant number of the corporation’s shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

The payment of future dividends on Otter Tail Corporation’s common shares will be subject to the discretion of its Board of Directors.

Otter Tail Corporation has historically paid quarterly dividends on its common shares. Any determination to pay dividends in the future will be at the discretion of the corporation’s Board of Directors and will depend on the corporation’s earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that the Board of Directors may deem relevant.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Otter Tail Corporation and its subsidiaries. Statements preceded by, followed by or that include the words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk factors,” and the documents incorporated by reference in this prospectus. Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and Otter Tail Corporation undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Otter Tail Corporation to predict all of the factors, nor can Otter Tail Corporation assess the effect of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Use of proceeds

Otter Tail Corporation will receive no proceeds from the offering of common shares through the plan unless common shares are purchased directly from the corporation. To the extent shares are purchased from Otter Tail Corporation, the net proceeds from the sale of such shares will be added to the corporation’s general funds and used for general corporate purposes. Otter Tail Corporation has no basis for estimating either the number of common shares that ultimately will be sold pursuant to the plan or the prices at which such shares will be sold.

Description of the plan

The following question and answer statements constitute the full provisions of Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan (the “plan”).

Purpose

1.	What is the purpose of the plan?

The purpose of the plan is to provide Otter Tail Corporation shareholders, as well as qualifying residents and Otter Tail Power Company customers, with an economical and convenient method of purchasing Otter Tail Corporation common shares without paying brokerage fees or service charges. The terms and conditions of the plan are set forth below.

Advantages

2.	What are some of the advantages of participating in the plan?

•

Participation provides an economical and convenient way of automatically investing all or a portion of your cash dividend in, as well as the ability to make optional cash investments to purchase, Otter Tail Corporation common shares.

•

All shares are held in book-entry form in your plan account, which means you do not have to worry about safekeeping your stock certificates. You can request shares out of your plan account either in certificate form or in DRS (Direct Registration System) without charge at any time, upon request.

•	You pay no brokerage fees on shares purchased for your plan account, and you can also sell up to 30 shares per month without incurring any brokerage fees.

•	Regular statements of account provide simplified recordkeeping.

•	Full investment of funds is possible under the plan since the plan permits fractions, up to four decimal places, of shares to be credited to your account.

Disadvantages

3.	What are some of the disadvantages of participating in the plan?

•

You are not able to precisely time your purchases or sales through the plan and will bear the market risk associated with the fluctuations in the price of the corporation’s common shares pending the investment of funds under the plan.

•	You will not earn interest on funds held pending their investment.

•	You may not pledge the shares credited to your plan account until you withdraw the shares from the plan.

Enrollment

4.	How do I enroll?

Eligible persons may enroll in the plan at any time by completing the appropriate authorization form and returning it to Otter Tail Corporation. You can obtain an authorization form by sending a written request to Otter Tail Corporation, Shareholder Services Department, 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496, or by calling the corporation at (800) 664-1259 or (218) 739-8479 (locally). You can also obtain the appropriate authorization form from the corporation’s web site which is at www.ottertail.com/investors/forms.cfm.

Participation

5.	Who is eligible?

Any holder of Otter Tail Corporation’s common or preferred shares, any qualifying resident and any Otter Tail Power Company retail customer is eligible to participate in the plan. If you are already a participant in the plan, you are not required to re-enroll.

If you are already a holder of record of Otter Tail Corporation shares, you must complete the appropriate authorization form to become a participant in the plan. If you are a beneficial owner of Otter Tail Corporation shares held by a broker or other custodial institution that has established procedures that permit their customers to participate in the plan, please contact such broker or institution for the appropriate authorization form.

Qualifying residents and retail customers of Otter Tail Power Company who are not already holders of common or preferred shares may join the plan by completing the appropriate authorization form and returning it to the Otter Tail Corporation Shareholder Services Department along with an initial cash investment of at least $250 (for qualifying residents) or $100 (for customers of Otter Tail Power Company). The maximum permitted initial cash investment for both qualifying residents and customers of Otter Tail Power Company is $10,000. Payments must be made by check or money order (made payable in U.S. dollars drawn on a U.S. bank) payable to “Otter Tail Corporation—D.R. Agent.”

Plan Procedures

6.	How does the plan work?

Participants can reinvest all dividends paid on full and fractional common and preferred shares to acquire additional common shares under the plan. Participants can elect to receive a cash dividend for shares held in certificate form or in DRS. All dividends earned on shares held in book-entry form must be reinvested.

Once enrolled in the plan, participants also may make optional cash payments of a minimum of $10 and a maximum of $10,000 per month to purchase common shares.

Shares purchased with reinvested dividends and optional cash payments are held by the plan in book-entry form until the participant requests issuance out of the plan either through a stock certificate or move into DRS. A participant may instruct the corporation to sell up to, but not more than, 30 common shares credited to the participant’s plan account once during any calendar month.

Participants pay no brokerage fees or service charges in connection with the plan. Otter Tail Corporation will bear all administrative service fees.

Fractions of shares, computed to four decimal places, as well as full shares, are credited to participants’ accounts. Regular Statements of Account will provide simplified record keeping.

Participants can deposit common share certificates for shares acquired through the plan or otherwise under the share deposit feature of the plan. (See “Stock Certificates” below.) Please note that preferred shares are not eligible for this service.

Investments

7.	How are investments made?

Shares for the plan may come either from authorized but unissued common shares (“new issue common shares”) or from purchases of common shares of Otter Tail Corporation made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions. The corporation will decide when the plan will purchase new issue common shares or when common shares will be purchased on the open market. For open market purchases, U.S. Bank (the “agent”) will act as purchasing agent. The agent may purchase shares on such terms as to price, delivery, and otherwise as the agent may determine, subject to any restrictions imposed by federal or state securities laws.

Below are the various ways you can acquire shares:

Dividend Reinvestment

Dividends may be reinvested to purchase either new issue common shares or common shares purchased on the open market, as determined by the corporation. Common and/or preferred share dividends used to purchase new issue common shares will be invested on the dividend payment date (which is typically the tenth or first day, respectively, of each March, June, September and December) or, if that date is not a trading day, the preceding trading day. Common and/or preferred share dividends will normally be used by the agent to purchase common shares on the open market within 10 business days of the dividend payment date, depending on market conditions.

Participants can authorize full reinvestment of dividends on all shares. Participants can also authorize cash dividends to be paid on all common and/or preferred shares held in certificate form or in DRS. Dividends on shares held in the plan in book-entry form will always be automatically reinvested. To change participation to allow receipt of dividends in cash for all shares or just shares held in certificate form or in DRS, the Otter Tail Corporation Shareholder Services Department must receive a written request for such change on or before the record date established for the particular dividend. If the request is received after the record date, the change will begin with the next dividend.

Cash Investment Option—Optional Cash Payments for Participants Enrolled in the Plan

Participants may, at any time, send checks or money orders only (made payable in U.S. dollars drawn on a U.S. bank) to make cash investments in the plan. Checks and money orders must be made payable to “Otter Tail Corporation—DR Agent” and sent with the authorization form or the detachable stub provided as part of the account statements participants receive. Otter Tail Corporation will process all payments on the date they are received. Payments post-dated and received on or before that date will be accepted as of the date received. Participants may vary cash investments from a minimum of $10 to a maximum of $10,000 per month.

For your convenience, automatic withdrawal from your checking or savings account is available. Funds are drawn from your account on or about the 15th of each month. To be eligible for this service, an authorization form must be completed at least 30 days in advance of the next purchase date. Please contact the Otter Tail Corporation Shareholder Services Department to obtain an authorization form.

Cash payments are invested monthly on the first day of each month or, if that date is not a trading day, the next trading day. In order to be invested in a particular month, cash payments must be received on or before the last business day of the preceding month. No interest will be paid on funds being held by Otter Tail Corporation or its agent.

Cash payments will be used to purchase either new issue common shares or common shares purchased on the open market, as determined by Otter Tail Corporation. Cash payments used to purchase new issue common shares will be invested on the investment date each month. Cash payments used to purchase common shares on the open market will normally be purchased by the agent on the first business day of each month.

Participants can request a refund of the current month’s cash payment by sending a written request to the Otter Tail Corporation Shareholder Services Department. The request must be received at least two business days prior to the investment date. Payments that are rejected by Otter Tail Corporation will be refunded to participants as promptly as practicable.

Pricing

8.	What is the price for shares acquired under the plan?

The price per share of new issue common shares will be the current market price of common shares as determined by Otter Tail Corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported on the NASDAQ Global Select Market.

The price per share of shares purchased for the plan on the open market will be the weighted average price per share at which common shares of the corporation are actually purchased on the open market for the relevant period by the agent on behalf of all participants in the plan.

Otter Tail Corporation has no basis for estimating either the number or price of shares that will be purchased under the plan. Participants should be aware that since investment prices are determined as of specified dates, they may lose any advantages otherwise available from being able to select the timing of their investment. Neither Otter Tail Corporation nor the agent shall have any responsibility for the value of the common shares acquired for participants’ accounts.

Statements

9.	Are statements showing account records available and when are they sent?

The corporation will maintain an account for each plan participant and will send account statements to each participant as soon as practicable after each quarterly dividend reinvestment and each monthly cash investment. The statements include the participant’s current share balance and valuation as well as all year-to-date transactions. The statements are a participant’s continuing record of the cost of the participant’s purchases and should be retained for tax purposes (in particular, the statement issued in December of each year which summarizes account activity for the entire year). Included as a part of the statements is a form for making optional cash payments, selling shares, withdrawing shares out of the plan, depositing shares into the plan or withdrawing from the plan.

Requesting Shares

10.	How do I request full shares available in my plan account?

Normally, plan shares are not issued to participants unless requested. Instead, the shares are credited to plan accounts and are listed on account statements. This protects against loss, theft or destruction of stock certificates, if not held in DRS, and reduces Otter Tail Corporation’s administrative costs.

Participants can, however, request stock certificates or move to DRS for any number of full shares available in their plan accounts. The DRS permits an investor to hold common shares in book-entry registration form on the records of the company, with no need for a physical stock certificate. There is no charge for this service. A written request must be made to the Otter Tail Corporation Shareholder Services Department by completing the form provided as part of the account statements or by submitting a written request. A separate request specifying the number of full shares requested must be made for each certificate or move into DRS. Requests are processed as soon as practicable after receipt. Generally, certificates are issued within five business days after Otter Tail Corporation receives the request. Any remaining full and fractional shares will continue to be credited to participants’ accounts. Certificates for fractional shares will not be issued under any conditions.

Otter Tail Corporation reserves the right to suspend its policy of issuing certificates, other than upon termination or withdrawal from the plan, at any time.

Registration of Shares

Certificates or DRS shares can be registered and issued in names other than participants’ names subject to compliance with any applicable laws. To do this participants must complete a stock transfer form and return it to the Otter Tail Corporation Shareholder Services Department. This form must bear the signature of the registered holder(s) with the signature guaranteed by an eligible financial institution which is a member of a signature medallion program. These forms can be obtained from the Otter Tail Corporation Shareholder Services Department or at the corporate web site which is www.ottertail.com/investors/forms.cfm.

There will be a fee assessed to reregister shares to accommodate a brokerage or street-named account.

If a participant wants shares issued or a transfer to be effective for a particular dividend payment, the appropriate form must be received at least five days before the record date established for that dividend.

Shares credited to participants’ accounts may not be pledged and may not be assigned, except to another plan account. To pledge or assign shares participants must make a written request for certificates to be issued.

Safekeeping of Common Share Certificates

11.	Can I deposit common share certificates I currently hold into the plan?

Participants can deposit any certificates for common shares of Otter Tail Corporation into the plan, whether such certificates were issued under the plan or otherwise, at no cost. To take advantage of this feature, participants must send certificates for common shares to the Otter Tail Corporation Shareholder Services Department together with the appropriate information on the form provided as part of the account statements or with a separate written request. Common shares represented by such certificates are credited to the appropriate participant account under the plan. If you are receiving a cash dividend for shares not held in the plan, you must continue to hold either a certificate or in DRS the shares representing that dividend. Once shares are deposited into the plan, dividends on such shares will be automatically reinvested.

Certificates for preferred shares of Otter Tail Corporation are not eligible for deposit.

Should participants choose to deposit certificates, Otter Tail Corporation recommends that registered or certified mail be used. The method used to submit certificates to Otter Tail Corporation is at the option and risk of the participant. Participants should submit their certificates without endorsement.

Terminating Participation

12.	How do I terminate my participation in the plan?

Participation in the plan is voluntary, and a participant may terminate participation at any time by submitting the appropriate information on the form provided as part of account statements or by submitting a separate written request to the Otter Tail Corporation Shareholder Services Department.

The request for termination will be processed as soon as practicable after receipt. If the request is received between a dividend record date and payment date, a certificate or move to DRS will generally not be processed until the dividends paid for the quarter have been credited to your account. The fractional shares will normally be sold on the first trading day of each month. A check for the fractional share will be sent promptly. For income tax purposes the amount of the fractional share check is taxable and is reported accordingly. If the request to terminate has been received at least two business days prior to the investment date, any cash payments waiting for investment will be returned, without interest, as soon as practicable. Any subsequent dividends, if applicable, will be paid in cash.

Participants wishing to terminate with 30 or less shares credited under the plan may sell all but not less than all plan shares through Otter Tail Corporation, without the issuance of a certificate or move into DRS, and without payment of a brokerage fee. (See “Selling Shares” below.)

After termination, previous participants can re-enroll in the plan by completing the appropriate authorization form. However, Otter Tail Corporation reserves the right to reject any authorization forms from previous participants on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

Selling Shares

13.	Can I sell shares through the plan?

A participant may instruct Otter Tail Corporation to sell up to, but not more than, 30 common shares credited to the participant’s account by completing the information on the form provided as part of the account statements or by submitting a separate written request to the Otter Tail Corporation Shareholder Services Department. A participant may submit only one such request during a calendar month.

Shares are normally sold on the first trading day of each month. If a request to sell all shares in the account is received between the record date and payable date, the shares will not be sold until the dividends paid for the quarter have been credited to the participant’s account. In the event that shares being sold by terminating participants are needed to meet plan requirements, those shares will be purchased by the plan. In either case, the participant will normally receive the proceeds of the sale, less any backup withholding tax, within 10 days after the sale. The price of the plan shares sold on the open market will be the actual sale price of such shares. The price of shares purchased by the plan to meet plan requirements will be the average of the high and low sales prices of common shares on the date of purchase as reported on the NASDAQ Global Select Market.

Other Information

Stock Dividends and Stock Splits

Should Otter Tail Corporation declare a stock dividend or a stock split, the number of additional shares participants receive will be based on the number of shares in their account as of the record date for such stock dividend or stock split. Additional full and fractional shares that result from a stock dividend or a stock split will be credited to participants’ accounts.

Rights to Purchase

In the event that Otter Tail Corporation makes available to its shareholders rights to purchase additional shares or other securities, the agent will sell such rights accruing to shares participating in the plan for the participant and will combine the funds from such sale with the next regular dividend or optional cash investment for reinvestment at that time. If a participant desires to exercise these rights, the participant should request that certificates or DRS be issued for full shares as provided herein.

Voting at the Annual Meeting of Shareholders

Otter Tail Corporation will vote all shares held in a participant’s account in the same way in which the participant votes common shares registered in the participant’s name by the regular proxy returned by the participant to the corporation. If Otter Tail Corporation sends participants a separate proxy covering the shares credited to their accounts, then such shares will be voted as designated in such separate proxy. In the event participants do not direct the voting of their shares by either such regular or separate proxy, the shares credited to their account will not be voted.

Company Responsibility in Administering the Plan

Otter Tail Corporation and the agent will have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan nor will they have any duties, responsibilities or liabilities except such as are expressly set forth herein. In administering the plan, neither Otter Tail Corporation nor the agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon death prior to receipt of notice in writing of such death; (b) with respect to the prices at which the shares are purchased or sold, the time such purchases or sales are made or any fluctuation in the market value before or after purchases or sales of shares; or (c) as to the value of the shares acquired for participants.

Participants should recognize that neither Otter Tail Corporation nor the agent can assure them of a profit or protect them against a loss on shares purchased or sold by them under the plan. Otter Tail Corporation believes that its serving as administrator, rather than a registered broker-dealer or a federally insured banking institution, poses no material risks to participants.

Otter Tail Corporation reserves the right to interpret and regulate the plan as may be necessary or desirable in connection with the operation of the plan. The terms and conditions of the plan and any authorization forms shall be governed by Minnesota law.

Company’s Right to Amend or Terminate the Plan

While Otter Tail Corporation expects to continue the plan indefinitely, it reserves the right to amend, modify, suspend or terminate the plan or participation therein, in whole or in part, at any time. Any such amendment, modification, suspension or termination will be announced to participants in advance.

Federal income tax information

The information set forth below is only a summary and does not claim to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, Internal Revenue Service (“IRS”) rulings and regulations, or court decisions. Accordingly, participants should consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan.

What are the federal income tax consequences of participation in the plan?

For tax purposes, participants’ reinvested dividends are treated in the same manner they would have been treated had the participants received the dividends in cash on the applicable dividend payment date. Generally, the full amount of a dividend is taxable at a 15% rate at the time of payment.

Participants will not recognize any taxable income when full shares are issued from plan accounts either in certificate form or in DRS. However, participants will recognize gain or loss when the shares are sold either at their request through Otter Tail Corporation or by the participant through the use of a broker. In addition, terminating participants will recognize gain or loss with respect to fractional shares sold. The amount of gain or loss in each case is the difference between the amount the participant receives for the shares or fractional shares sold and the participant’s cost basis in those shares. This gain or loss will be capital gain or loss provided the participant holds the shares as a capital asset, which is usually the case. Any capital gain will be taxed at long-term rates if the shares are held for more than one year and at short-term rates if held for one year or less.

How will participants be notified of their taxable dividend income?

Otter Tail Corporation will report the dividend income to participants and to the IRS on Form 1099-DIV. When shares are sold through Otter Tail Corporation, the corporation will report the proceeds from the sale to participants and to the IRS on Form 1099-B.

What is the federal tax basis of plan shares?

For federal income tax purposes, the cost basis of shares (or any fraction of a share) purchased with reinvested dividends or optional cash investments is the purchase price of the shares, plus any related brokerage commissions and investment fees treated as taxable dividend income. Please be sure to retain your account statement (in particular, the statement issued for December of each year, which summarizes account activity for the entire year).

Compliance with Emergency Economic Stabilization Act of 2008. The plan qualifies as a DRP under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” when determining the tax basis of any shares sold.

This plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Otter Tail Corporation Shareholder Services Department. Participants may designate their preference for “specific identification” cost basis or for the “average basis method” for shares sold through Otter Tail Corporation.

How does Otter Tail Corporation invest and report dividends subject to federal backup withholding or foreign tax withholding?

Otter Tail Corporation will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will be used to purchase shares. The account statements and the Form 1099-DIV sent to participants subject to tax withholding will indicate the amount of tax withheld and will show the net dividend reinvested by Otter Tail Corporation. For federal income tax reporting purposes, the full amount of the dividend, including any amounts withheld under applicable backup withholding rules or withholding rules applicable to foreign participants, will be taxable dividend income to the participant.

Otter Tail Corporation notes that (i) the tax advice set forth herein was not intended or written to be used, and cannot be used by you or anyone else, for the purpose of avoiding federal income tax penalties that may be imposed; (ii) the advice was written to support the promotion or marketing of the transactions described herein; and (iii) Otter Tail Corporation urges you to consult your own tax advisor to determine your tax liability in connection with your participation in the plan or the subsequent disposition of shares received in connection with the plan.

Description of common shares

This section summarizes the general terms of the common shares that Otter Tail Corporation may offer under the plan using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to Otter Tail Corporations restated articles of incorporation (the “articles”) and restated bylaws (the “bylaws”). The articles and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information” for information on how to obtain copies.

Otter Tail Corporation’s articles currently authorize the issuance of three classes of shares:

•	cumulative preferred shares, without par value (1,500,000 shares authorized),

•	cumulative preference shares, without par value (1,000,000 shares authorized), and

•	common shares, par value $5 per share (50,000,000 shares authorized).

As of March 31, 2012, there were outstanding 155,000 cumulative preferred shares, no cumulative preference shares and 36,107,795 common shares.

The Board of Directors is authorized to provide for the issue from time to time of cumulative preferred shares and cumulative preference shares in series and, as to each series, to fix the designation, annual dividend rate, quarterly dividend payment dates, redemption price or prices, voluntary and involuntary liquidation prices, conversion provisions, if any, and sinking fund provisions, if any, applicable to the shares of such series. As a result, the Board of Directors could, without shareholder approval, authorize the issuance of cumulative preferred shares or cumulative preference shares with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of common shares, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of common shares.

The common shares are not entitled to any conversion or redemption rights. Holders of common shares do not have any preemptive right to subscribe for additional securities Otter Tail Corporation may issue. Otter Tail Corporation’s outstanding common shares are, and any newly issued common shares will be, fully paid and non-assessable. The transfer agents and registrars for the common shares are Otter Tail Corporation and Continental Stock Transfer and Trust Company.

Dividend Rights

Subject to the prior dividend rights of the holders of the cumulative preferred shares and the cumulative preference shares and the other limitations set forth in the following paragraphs, dividends may be declared by the Board of Directors and paid from time to time upon the outstanding common shares from any funds legally available therefor.

Otter Tail Corporation and its subsidiaries are parties to agreements pursuant to which they borrow money, and certain covenants in these agreements may limit their ability to pay dividends or other distributions with respect to the common shares or to repurchase common shares. In addition, Otter Tail Corporation and its subsidiaries may become parties to future agreements that contain such restrictions.

So long as any cumulative preferred shares remain outstanding, Otter Tail Corporation shall not, without the consent of the holders of a majority of the aggregate voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare, pay or set apart for payment any dividend on or purchase, redeem or otherwise acquire any common shares of Otter Tail Corporation unless, after giving effect thereto (a) common share equity shall equal at least 25% of total capitalization and (b) the earned surplus of Otter Tail Corporation shall not be less than $831,398.

“Common share equity” is the sum of

•

the corporation’s stated capital applicable to its common shares and to all other shares ranking junior to the cumulative preferred shares with respect to the payment of dividends or the distribution of assets (collectively “Subordinate Shares”), including any shares proposed to be issued substantially contemporaneously,

•

capital surplus to the extent of premium on the corporation’s common shares and on all other Subordinate Shares, including any premium on any shares proposed to be issued substantially contemporaneously,

•	contributions in aid of construction, and

•	earned surplus,

all determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with generally accepted accounting practice.

“Total capitalization” means the sum of

•	the common share equity,

•

the involuntary liquidation preference of all cumulative preferred shares and all other shares prior to or on a parity with the cumulative preferred shares to be outstanding after the proposed event, and

•

the principal amount of all interest bearing debt (including debt to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject) to be outstanding after the proposed event, excluding, however, all indebtedness maturing by its terms within one year from the time of creation thereof unless the corporation, without the consent of the lender, have the right to extend the maturity of such indebtedness for a period or periods which, with the original period of such indebtedness, aggregates one year or more.

Moreover, no dividend shall be declared, paid or set apart for payment on the common shares (other than a dividend or distribution payable solely in common shares) nor shall any common shares be purchased or acquired by Otter Tail Corporation at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the cumulative preferred shares or the cumulative preference shares. None of the outstanding series of Otter Tail Corporation’s cumulative preferred shares has a sinking or purchase fund.

Voting Rights

Subject to the rights of the holders of the cumulative preferred shares and the cumulative preference shares described below, only the holders of common shares have voting rights and are entitled to one vote for each share held.

In the event that four full quarterly dividend payments on the cumulative preference shares of any series shall be in default, the holders of the cumulative preference shares of all series at the time outstanding, voting as a class, shall thereafter elect two members of an eleven member Board of Directors. After any such default shall have been cured, the cumulative preference shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.

The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to (a) create or authorize any shares of any class (other than the cumulative preferred shares, whether now or hereafter authorized) ranking prior to the cumulative preference shares as to dividends or assets, or (b) amend Otter Tail Corporation’s articles of incorporation so as to affect adversely any of the preferences or other rights of the cumulative preference shares, provided that if less than all series of cumulative preference shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to (a) increase the number of authorized cumulative preference shares or create or authorize any shares of any class ranking on a parity with the cumulative preference shares as to dividends or assets, or (b) consolidate or merge into or with any other corporation or corporations or sell, lease or exchange all or substantially all of Otter Tail Corporation’s property and assets unless specified conditions are met.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Otter Tail Corporation, the holders of common shares shall be entitled to receive pro rata all assets of Otter Tail Corporation distributable to shareholders after the payment of the respective liquidation preferences to the holders of the cumulative preferred shares and the cumulative preference shares.

Minnesota Anti-Takeover Laws

Otter Tail Corporation is governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of the corporation and deprive the corporation’s shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of Otter Tail Corporation’s Board of Directors consisting of one or more of our disinterested directors (excluding directors who are current and former officers and employees of the corporation) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date, or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

If a takeover offer is made for Otter Tail Corporation’s shares, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of Otter Tail Corporation’s shares acquiring more than 10% of that class, or which results in the offeror increasing its beneficial ownership of a class of Otter Tail Corporation’s shares by more than 10% of the class, if the offeror owned 10% or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of the corporation’s Board of Directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for the corporation’s Board of Directors at the time of the first public announcement of the takeover offer, and who are not current or former officers and employees of the corporation, offerors, affiliates or associates of the offeror or nominees for Otter Tail Corporation’s Board of Directors by the offeror or an affiliate or associate of the offeror.

Certain Provisions of Articles and Bylaws

Except at such times when holders of cumulative preferred shares and/or cumulative preference shares have special voting rights for the election of directors as described in this prospectus, Otter Tail Corporation’s directors are elected for three-year, staggered terms by the holders of the common shares. Cumulative voting of the common shares in the election of directors is prohibited. In addition, Otter Tail Corporation’s bylaws provide that a vote of 75% of the common shares is required to remove directors who have been elected by the holders of common shares. The affirmative vote of 75% of the common shares is required to amend provisions of the articles and bylaws relating to the staggered terms and the removal of directors, unless approved by all of the continuing directors as specified therein.

The articles contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the common shares to approve business combinations, including mergers, consolidations and sales of a substantial part of Otter Tail Corporation’s assets, with an interested shareholder or its affiliates or associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing directors. The articles also contain “anti-greenmail” provisions which preclude Otter Tail Corporation from making certain purchases of common shares at a price per share in excess of the fair market price from a substantial shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the common shares held by the disinterested shareholders. The “fair price” and “anti-greenmail” provisions of the articles may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the common shares, unless approved by all of the continuing directors as specified therein.

The overall effect of the foregoing provisions of Otter Tail Corporation’s articles and bylaws, together with the ability of the Board of Directors to issue additional common shares, cumulative preferred shares and cumulative preference shares, may be to delay or prevent attempts by other persons or entities to acquire control of Otter Tail Corporation without negotiations with its Board of Directors.

Experts

The consolidated financial statements, incorporated in this prospectus by reference from Otter Tail Corporation’s Annual Report on Form 10-K, and the effectiveness of Otter Tail Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Validity of common shares

The validity of the issuance of the new issue common shares has been passed upon for Otter Tail Corporation by Dorsey & Whitney LLP, Minneapolis, Minnesota.

Other information

For further information and assistance, please contact:

Otter Tail Corporation

Shareholder Services Department

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

Phone:    (800) 664-1259 (toll free)

               (218) 739-8479 (locally)

Fax:        (218) 998-3165

sharesvc@ottertail.com (email)

www.ottertail.com

The information contained on the corporation’s web site is not part of this prospectus.

Prospectus

Automatic Dividend Reinvestment

and Share Purchase Plan

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$3,688
Accountants’ fees and expenses	12,500
Legal fees and expenses	30,000
Printing expenses	3,500
Blue Sky fees and expenses	500
Plan Administrator’s fees and expenses	22,500
Miscellaneous expenses	2,312

Total	$75,000	*

*	All fees and expenses, other than the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

Article VIII of the Restated Bylaws of Otter Tail Corporation (the “Company”) contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

Article X of the Restated Articles of Incorporation of the Company provides that a director shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.

The Company has obtained insurance policies indemnifying the Company and the Company’s directors and officers against certain civil liabilities and related expenses.

Item 16. List of Exhibits

Number	File No.	Previously Filed as Exhibit No.	Description
4.1	Form 8-K filed 7/1/09	3.1	Restated Articles of Incorporation

4.2	Form 8-K filed 7/1/09	3.2	Restated Bylaws

5.1			Opinion and consent of Dorsey & Whitney LLP

23.1			Consent of Deloitte & Touch LLP

23.2			Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1			Power of Attorney

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on May 11, 2012.

OTTER TAIL CORPORATION

By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer and Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 11, 2012 by the following persons in the capacities indicated.

Signature		Title

* Edward J. McIntyre		President and Chief Executive Officer and Director (principal executive officer)

/s/ Kevin G. Moug Kevin G. Moug		Chief Financial Officer and Senior Vice President (principal financial and accounting officer)

* Nathan I. Partain		Chairman of the Board and Director

* Karen M. Bohn		Director

* John D. Erickson		Director

* Arvid R. Liebe		Director

* Mark W. Olson		Director

* Joyce Nelson Schuette		Director

* Gary J. Spies		Director

* James B. Stake		Director

*By	/s/ Kevin G. Moug Kevin G. Moug Pro Se and Attorney-in-Fact	Attorney-in-fact for the persons indicated above with an *

EXHIBIT INDEX

Exhibit	Description	Page No.

4.1	Restated Articles of Incorporation	Previously filed

4.2	Restated Bylaws	Previously filed

5.1	Opinion and consent of Dorsey & Whitney LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney